Confidential Property of OSI Restaurant Partners, LLC
David Deno

Exhibit 10.01
OSI RESTAURANT PARTNERS, LLC
Officer Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective May 07, 2012, by and among DAVID DENO (hereinafter referred to as “Employee”) and OSI RESTAURANT PARTNERS, LLC, a Delaware limited liability company having its principal office at 2202 N. West Shore Boulevard, 5th Floor, Tampa, Florida 33607 (the “Employer”).

W I T N E S S E T H:

This Agreement is made and entered into under the following circumstances:

A.    WHEREAS, the Employer is engaged in the business of owning and operating, either directly and/or through its subsidiaries and their affiliates, restaurants utilizing a restaurant operating system and trademarks (“Trademarks”) owned by or licensed to the Employer and/or such operating subsidiary or affiliate; and

B.WHEREAS, the Employer desires, on the terms and conditions stated herein, to employ the Employee as Executive Vice President and Chief Financial Officer of the Employer; and

C.WHEREAS, the Employee desires, on the terms and conditions stated herein, to be employed by the Employer as Executive Vice President and Chief Financial Officer.

NOW, THEREFORE, in consideration of the foregoing recitals, and of the premises, covenants, terms and conditions contained herein, the parties hereto agree as follows:

1.Employment and Term. Subject to earlier termination as provided for in Section 8 hereof, the Employer hereby employs the Employee, and the Employee hereby accepts employment with the Employer as Executive Vice President and Chief Financial Officer of the Employer for a term commencing on May 07, 2012 and expiring five (5) years thereafter (“Term of Employment”). Such Term of Employment shall be automatically renewed for successive renewal terms of one (1) year each unless either party elects not to renew by giving written notice to the other party not less than sixty (60) days prior to the start of any renewal term.

2.Representations and Warranties. The Employee hereby represents and warrants to the Employer that (a) the Employee (i) is not subject to any written nonsolicitation or noncompetition agreement affecting the Employee’s employment with the Employer or its Affiliates (other than any prior agreement with the Employer or its Affiliates), (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting the Employee’s employment with the Employer or its Affiliates (other than any prior agreement with the Employer or its Affiliates), and (iii) has brought to the Employer and its Affiliates no trade secrets, confidential business information, documents, or other personal property of a prior employer, and (b) the execution of this Agreement and the performance of the Employee’s obligations hereunder will not breach or be in conflict with any other agreement to which the Employee is a party or is bound or any order, decree, judgment, ruling, determination or injunction of any federal, state, local or foreign governmental, administrative or regulatory court, agency or body or any arbitrator.

3.Duties. As Executive Vice President and Chief Financial Officer of the Employer, the Employee shall:

(a)diligently, competently, and faithfully perform all of the duties and functions as may be assigned to the Employee hereunder commensurate with the position of Executive Vice President and Chief Financial Officer of the Employer;

Confidential Property of OSI Restaurant Partners, LLC
David Deno

(b)devote one hundred percent (100%) of the Employee’s full business time, attention, energies, and effort to the business affairs of the Employer;
(c)achieve the results and other goals required by the Employer;
(d)conduct all of Employee’s activities in a manner so as to maintain and promote the business and reputation of the Employer; and
(e)not create a situation that results in termination for Cause (as that term is defined in Section 8 hereof).
Notwithstanding the foregoing, the Employee shall be permitted to invest the Employee’s personal assets and manage the Employee’s personal investment portfolio in such a form and manner as will not require any business services on the Employee’s part to any third party, and provided it does not conflict with the Employee’s duties and responsibilities to the Employer or the provisions of Section 9 or Section 10 hereof, or conflict with any material published policy of the Employer or its Affiliates, including, but not limited to, the insider trading policy of the Employer or its Affiliates.
Notwithstanding the foregoing, the Employee shall also be permitted to participate in customary civic, nonprofit, religious, welfare, social and professional activities that will not materially affect the Employee’s performance of duties hereunder. The Employee may continue to serve on any board of directors and advisory committees of companies on which the Employee currently serves, as long as the business of such companies is not competitive with that of the Employer or any of its Affiliates. The Employee shall not serve on the board of directors or advisory committee of any other company without the prior consent of the Employer, which consent shall not be unreasonably withheld.
Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Employee shall, during the term of this Agreement and at the request of the Employer, also serve as an officer of any Affiliate of the Employer as the Employer shall reasonably request. In such capacity, the Employee shall be responsible generally for all aspects of such office. All terms, conditions, rights and obligations of this Agreement shall be applicable to the Employee while serving in such office as though the Employee and such Affiliate of the Employer had separately entered into this Agreement, except that the Employee shall not be entitled to any compensation, vacation, fringe benefits, automobile allowance or other remuneration of any kind whatsoever from such Affiliate of the Employer.

4.Compensation. During the Term of Employment, subject to the Employee’s performance in accordance with this Agreement, the Employee shall be entitled to the following:

a.     Base Salary. During the Term of Employment, the Employee shall be entitled to an annual base salary equal to Six Hundred Thousand Dollars ($600,000), payable in equal biweekly installments by the Employer, to be reviewed annually.
b.    OSI Bonus Program. During the Term of Employment, the Employee shall be entitled to discretionary bonuses pursuant to a bonus plan developed by the Compensation Committee of the Employer (the “OSI Bonus Program”). Employee’s bonus target under the OSI Bonus Program is 85% of the base salary paid to the Employee in the calendar year for which the bonus is awarded; provided however, so long as Employee remains employed by Employer through the end of the 2012 calendar year, the Employee's bonus under the OSI Bonus Program for the calendar year 2012 shall be a guaranteed minimum of Five Hundred Thousand and Ten Thousand Dollars ($510,000). The OSI Bonus Program and the Employee's bonus percentage are subject to increase, decrease, change or elimination in the discretion of the Employer.
c.    Relocation Costs. Employee shall be entitled to benefits under the Employer’s standard relocation policy.
d.    Signing Bonus. Employee shall be entitled to a one-time signing bonus of Four Hundred Twenty-five Thousand Dollars ($425,000) payable one half in Employee’s first paycheck and one half on or before November 7, 2012. In the event that Employee resigns or is terminated pursuant to Section 8(c)

Confidential Property of OSI Restaurant Partners, LLC
David Deno

hereof within twelve months of either signing bonus payment, Employee shall repay such payment to the Employer.
e.    Other Bonuses. In addition, as part of the Employee’s compensation during the Term of Employment, the Employee shall be eligible to participate in any bonus program or bonus arrangement which the Employer may establish from time to time for employees with the same title; provided that such program or arrangement applies generally to employees with the same title and with the functional job responsibilities of such title, and that the Employer may modify the terms and conditions of any such bonus or arrangement and may discontinue or otherwise terminate any such program or arrangement from time to time in its sole discretion.
f.    General Rules Regarding Bonuses. Unless otherwise specified herein or in Employer policies or other governing documents regarding executive compensation and bonus plans, any bonus awarded to the Employee by the Employer shall be paid in a single lump sum within ninety (90) days after the performance period.

5.Paid Time Off. Employee shall be entitled to vacation time or other paid time off (collectively “PTO”) to be accrued in accordance with the Employer’s PTO Policy as may be in effect from time to time. PTO scheduling is selected by the Employee, but subject to the reasonable business requirements of the Employer as determined by Employee’s supervisor. Unless required by applicable law which cannot be waived, PTO granted but not used in any year shall be forfeited at the end of such one-year period and may not be carried over to any subsequent year.

6.Fringe Benefits. In addition to any other rights the Employee may have hereunder, the Employee shall also be entitled to participate in those employee benefit plans, programs and arrangements, including, but not limited to life insurance, medical benefits, etc., if any, as may be provided by the Employer to similar employees of the Employer. In each case as such plans, programs and arrangements may be in effect from time to time, all subject to the terms of such plans, programs or arrangements and applicable policies of the Employer. Any taxable welfare benefits provided to the Employee pursuant to this Section 6 that are not ‘disability pay’ or ‘death benefits’ within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the ‘Applicable Benefits’) shall be subject to the following requirements in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The amount of any Applicable Benefits provided during one taxable year shall not affect the amount of the Applicable Benefits provided in any other taxable year, except that with respect to any Applicable Benefits that consist of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefits consist of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and Employer shall not be obligated to reimburse any expense for which the Employee fails to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense for any such reimbursement was incurred. Further, no Applicable Benefits may be liquidated or exchanged for another benefit.

7.Expenses. Subject to compliance with the Employer’s policies as in effect from time to time, the Employee may incur and be reimbursed by the Employer for reasonable expenses on behalf of and in furtherance of the business of the Employer. If any reimbursements under this provision are taxable to the Employee, such reimbursements shall be paid on or before the end of the calendar year following the calendar year in which the reimbursable expense was incurred, and the Employer shall not be obligated to pay any such reimbursement amount for which Employee fails to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense was incurred. Such expenses shall be reimbursable only to the extent they were incurred during the term of the Agreement. In addition, the amount of such reimbursements that the Employer is obligated to pay in any given calendar year shall not affect the amount the Employer is obligated to pay in any

Confidential Property of OSI Restaurant Partners, LLC
David Deno

other calendar year. Further, Employee may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.

8.Termination. Notwithstanding the provisions of Section 1 hereof, the Term of Employment shall terminate prior to the end of the period of time specified in Section 1 hereof, immediately upon:

(a)The death of the Employee; or

(b)At the election of the Employer in the event of the Employee’s Disability during the Term of Employment. For purposes of this Agreement, the term “Disability” shall mean the inability of the Employee, arising out of any medically determinable physical or mental impairment, to perform the services required of the Employee hereunder for a period of (i) ninety (90) consecutive days or (ii) one hundred and twenty (120) total days during any period of three hundred and sixty-five (365) consecutive calendar days; or

(c)The existence of Cause. For purposes of this Agreement, the term “Cause” shall be defined as:

(i)    Failure of the Employee to perform the duties required of the Employee in this Agreement in a manner satisfactory to the Employer, in its sole discretion; provided, however, that the Term of Employment shall not be terminated pursuant to this subparagraph (i) unless the Employer first gives the Employee a written notice (“Notice of Deficiency”). The Notice of Deficiency shall specify the deficiencies in the Employee’s performance of the Employee’s duties. The Employee shall have a period of thirty (30) days, commencing on receipt of the Notice of Deficiency, in which to cure the deficiencies contained in the Notice of Deficiency. In the event the Employee does not cure the deficiencies to the satisfaction of the Employer, in its sole discretion, within such thirty (30) day period (or if during such thirty (30) day period the Employer determines that the Employee is not making reasonable, good faith efforts to cure the deficiencies to the satisfaction of the Employer), the Employer shall have the right to immediately terminate the Term of Employment. The provisions of this subparagraph (i) may be invoked by the Employer any number of times and cure of deficiencies contained in any Notice of Deficiency shall not be construed as a waiver of this subparagraph (i) nor prevent the Employer from issuing any subsequent Notices of Deficiency; or

(ii)    Any dishonesty by the Employee in the Employee’s dealings with the Employer or its Affiliates, the commission of fraud by the Employee, negligence in the performance of the duties of the Employee, insubordination, willful misconduct, or the conviction (or plea of guilty or nolo contendere) of the Employee of, or indictment or charge with respect to, any felony, or any other crime involving dishonesty or moral turpitude; or

(iii)    Any violation of any covenant or restriction contained in Section 10, Section 11 or Section 13 hereof; or

(iv)Any violation of any current or future material published policy of the Employer or its Affiliates (material published policies include, but are not limited to, the Employer’s discrimination and harassment policy, management dating policy, responsible alcohol policy, insider trading policy and security policy); or

(d)At the election of the Employer, upon the determination by the Employer to cease the Employer’s business operations; or

Confidential Property of OSI Restaurant Partners, LLC
David Deno

(e)At the election of the Employee from time to time no later than thirty (30) days following the occurrence of Good Reason (as defined in Section 33); or

(f)At the election of the Employer in its sole discretion, for any reason or no reason.

Termination of Employment for all purposes under this Agreement will be determined to have occurred in accordance with the ‘separation from service’ requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that Employer and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Employee would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or actual period of service, if less).

For all purposes of this Agreement, termination for Cause shall be deemed to have occurred in the event of the Employee’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

9.    Severance.

(a)General. Except as otherwise provided in Section 9(b), in the event of termination of this Agreement pursuant to Section 8, the Employee or the Employee’s estate, as appropriate, shall be entitled to receive (in addition to any fringe benefits payable upon death in the case of the Employee’s death) the base salary provided for herein up to and including the effective date of termination, prorated on a daily basis.

(b)Severance. In the event of termination of this Agreement pursuant to Section 8(e) or 8(f), the Employee shall be entitled to receive as full and complete severance compensation, the base salary provided for herein for a period of twelve (12) months from the effective date of such termination (the “Severance”). Severance shall be payable in bi-weekly installments. The Employee acknowledges and agrees that in the event of termination of this Agreement pursuant to Section 8(e) or 8(f) the Severance provided in this Section 9(b) shall be the only obligation that the Employer or any of its Affiliates shall have to the Employee (except for any vested benefits in tax-qualified pension plans maintained by the Employer). Payment of Severance shall be contingent on Employee’s continued compliance with Section 10(b) and Section 11 of this Agreement.

10.    Noncompetition.

(a)    During Term. Except with the prior written consent of the Employer, during the Employee’s employment with the Employer, the Employee shall not, individually or jointly with others, directly or indirectly, whether for the Employee’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full service restaurant business, and the Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity.

(b)    Post Term. For a continuous period of two (2) years commencing on termination of the Employee’s employment with the Employer, regardless of any termination pursuant to Section 8 hereof or any voluntary termination or resignation by the Employee, the Employee shall not, individually or jointly with others, directly or indirectly, whether for the Employee’s own account or for that of any

Confidential Property of OSI Restaurant Partners, LLC
David Deno

other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full service restaurant business that is located or intended to be located anywhere within a radius of thirty (30) miles of any restaurant owned or operated by the Employer or any of its Affiliates, or any proposed full service restaurant to be owned or operated by any of the foregoing, and the Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity. For purposes of this Section 10(b), full service restaurants owned or operated by the Employer or any of its Affiliates shall include any entity in which the Employer, or any of its Affiliates has an interest, including, but not limited to, an interest as a franchisor, but shall not include any entities to whose exclusion the Employer consents. The term “proposed full service restaurant” shall include all locations for which the Employer or any of its franchisees or Affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a full service restaurant thereon.

(c)    Limitation. Notwithstanding subsections (a) and (b) immediately above, it shall not be a violation of this Section 10 for Employee to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute.

11.    Nondisclosure; Nonsolicitation; Nonpiracy. Except in the performance of the Employee’s duties hereunder, at no time during the Term of Employment, or at any time thereafter, shall the Employee, individually or jointly with others, for the benefit of the Employee or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of the Employer or any of its Affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors and other information or know-how of the Employer or any of its Affiliates, except (i) to the extent required by law, regulation or valid subpoena, or (ii) to the extent that such information or material becomes publicly known or available through no fault of the Employee. Moreover, during the Employee’s employment with the Employer and for two (2) years thereafter, except as is the result of a broad solicitation that is not targeting employees of the Employer or any of its franchisees or Affiliates, the Employee shall not offer employment to, or hire, any employee of the Employer or any of its franchisees or Affiliates, or otherwise directly or indirectly solicit or induce any employee of the Employer or any of its franchisees or Affiliates to terminate his or her employment with the Employer or any of its franchisees or Affiliates; nor shall the Employee act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity that solicits or otherwise induces any employee of the Employer or any of its franchisees or Affiliates to terminate his or her employment with the Employer or any of its franchisees or Affiliates.

12.    Employer Property: Employee Duty to Return. All Employer property and assets, including but not limited to products, recipes, product specifications, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks, and all other like information or products, including but not limited to all copies, duplications, replications, and derivatives of such information or products, now in the possession of Employee or acquired by Employee while in the employ of the Employer, shall be the exclusive property of the Employer and shall be returned to the Employer no later than the date of Employee’s last day of work with the Employer.

13.    Inventions, Ideas, Processes, and Designs. All inventions, ideas, recipes, processes, programs, software and designs (including all improvements) related to the business of the Employer shall be disclosed in

Confidential Property of OSI Restaurant Partners, LLC
David Deno

writing promptly to the Employer, and shall be the sole and exclusive property of the Employer, if either (i) conceived, made or used by the Employee during the course of the Employee’s employment with the Employer (whether or not actually conceived during regular business hours) or (ii) made or used by the Employee for a period of six (6) months subsequent to the termination or expiration of such employment. Any invention, idea, recipe, process, program, software or design (including an improvement) shall be deemed “related to the business of the Employer” if (i) it was made with equipment, facilities or confidential information of the Employer, (ii) results from work performed by the Employee for the Employer or (iii) pertains to the current business or demonstrably anticipated research or development work of the Employer. The Employee shall cooperate with the Employer and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, recipes, processes and designs to the Employer. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Employer, and the Employee shall be bound by such decision. The Employee shall provide, on the back of this Agreement, a complete list of all inventions, ideas, recipes, processes and designs if any, patented or unpatented, copyrighted or non-copyrighted, including a brief description, that the Employee made or conceived prior to the Employee’s employment with the Employer, and that, therefore, are excluded from the scope of this Agreement.

14.    Restrictive Covenants: Consideration; Non-Estoppel; Independent Agreements; and Non-Executory Agreements. The restrictive covenants of Section 10, Section 11 and Section 13 of this Agreement are given and made by Employee to induce the Employer to employ the Employee and to enter into this Agreement with the Employee, and Employee hereby acknowledges that employment with the Employer is sufficient consideration for these restrictive covenants.

The restrictive covenants of Section 10, Section 11 and Section 13 of this Agreement shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any restrictive covenant.

The refusal or failure of the Employer to enforce any restrictive covenant of Section 10, Section 11 or Section 13 of this Agreement (or any similar agreement) against any other employee, agent, or independent contractor, for any reason, shall not constitute a defense to the enforcement by the Employer of any such restrictive covenant, nor shall it give rise to any claim or cause of action by Employee against the Employer.

15.    Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in Section 10, Section 11 and Section 13 hereof are reasonable and properly required for the adequate protection of the Employer’s interests. Employee acknowledges that the Employer or its Affiliate is the owner or the licensee of the Trademarks, and the owner or the licensee of the restaurant operating systems. It is agreed by the parties hereto that if any portion of the restrictions contained in Section 10, Section 11 or Section 13 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Employee. If Employee shall violate any of the covenants contained herein and if any court action is instituted by the Employer to prevent or enjoin such violation, then the period of time during which the Employee’s business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the Employee’s breach of the terms or covenants contained in this

Confidential Property of OSI Restaurant Partners, LLC
David Deno

Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

In the event it is necessary for the Employer to initiate legal proceedings to enforce, interpret or construe any of the covenants contained in Section 10, Section 11 or Section 13 hereof, each party shall pay its own legal fees, and the prevailing party in such proceedings shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs of such proceedings including appellate proceedings.

16.    Specific Performance. Employee agrees that a breach of any of the covenants contained in Section 10, Section 11 or Section 13 hereof will cause irreparable injury to the Employer for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Employer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain Employee from any threatened or actual activities in violation of any such covenants. Employee hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Employer does apply for such an injunction, Employee shall not raise as a defense thereto that the Employer has an adequate remedy at law.

17.    Assignability. This Agreement and the rights and duties created hereunder, shall not be assignable or delegable by Employee. The Employer shall have the right, without Employee’s knowledge or consent, to assign this Agreement, in whole or in part and any or all of the rights and duties hereunder, including but not limited to the restrictive covenants of Section 10, Section 11 and Section 13 hereof to any person, including but not limited to any Affiliate of the Employer, or any successor to the Employer’s interest in the restaurants, and Employee shall be bound by such assignment. Any assignee or successor may enforce any restrictive covenant of this Agreement.

18.    Effect of Termination. For the avoidance of doubt, the termination of this Agreement or expiration of the Term of Employment, for any reason, shall not extinguish those obligations of the Employee specified in Section 10, Section 11, Section 13 and Section 28 hereof.

19.    Captions; Terms. The captions of this Agreement are for convenience only, and shall not be construed to limit, define, or modify the substantive terms hereof.

20.    Acknowledgments. Employee hereby acknowledges, that the Employee has been provided with a copy of this Agreement for review prior to signing it, that the Employee has been given a full and sufficient opportunity to consider this Agreement and has been given the opportunity to have this Agreement reviewed by Employee’s attorney prior to signing it, that the Employee understands the purposes and effects of this Agreement; and that in agreeing to be bound by this Agreement the Employee has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement; and that the Employee has been given a signed copy of this Agreement for Employee’s own records.

21.    Notices. All notices or other communications provided for herein to be given or sent to a party by another party shall be deemed validly given or sent if in writing mailed, postage prepaid, by certified United States mail, return receipt requested, or delivered by hand or consigned to a nationally recognized overnight courier, and addressed to the parties at their addresses hereinabove set forth or at their last known address. Any party may give notice to the other party at any time, by the method specified above, of a change in the address at which, or the person to whom, notice is to be addressed, which change of address shall be effective if notice thereof is actually received.

22.    Severability. Each section, subsection, and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant, or provision hereof. In the event that any provision of this Agreement shall be

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determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

23.    Waiver. The failure of a party to enforce any term, provision, or condition of this Agreement or failure to insist on strict performance of a covenant hereunder or any obligation hereunder, at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a deemed a waiver of such term, provision, or condition for any future time or times.

24.    Parties. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their legal representatives, executors, administrators, heirs, and proper successors or permitted assigns, as the case may be.

25.    Governing Law. This Agreement takes effect upon its acceptance and execution by the Employer. The validity, interpretation, and performance of this Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof.

26.    Consent to Personal Jurisdiction and Venue. Employee hereby consents to personal jurisdiction and venue, for any action brought by the Employer arising out of a breach or threatened breach of this Agreement or out of the relationship established by this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; and, if applicable, the federal and state courts in any jurisdiction where the Employee is employed or resides; the Employee hereby agrees that any action brought by Employee, alone or in combination with others, against the Employer, whether arising out of this Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.

27.    Affiliate. Whenever used in this Agreement, the term “Affiliate” shall mean, with respect to any entity, all persons or entities directly or indirectly controlled by OSI Restaurant Partners, LLC, where control may be by management authority, contract or equity interest.

28.    Cooperation. Employee shall cooperate fully with all reasonable requests for information and participation by the Employer, its agents, or its attorneys, in prosecuting or defending claims, suits, and disputes brought on behalf of or against the Employer and in which Employee is involved or about which Employee has knowledge.

29    Internal Revenue Code Section 409A Compliance.

a.    Unless otherwise expressly provided, any payment of compensation by Employer to the Employee, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the later of the calendar year or the Employer’s fiscal year in which the Employee’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Internal Revenue Code Section 409A (“Code Section 409A”)). Such amounts shall not be subject to the requirements of subsection (b) below applicable to “nonqualified deferred compensation.”

b.    All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. No party individually or in combination may accelerate, offset or

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assign any such deferred payment, except in compliance with Code Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A and Employee shall have no discretion with respect to the timing of payments except as permitted under Section 409A. In the event that the Employee is determined to be a “specified employee” (as defined and determined under Code Section 409A) of Employer or any of its affiliates at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable by reason of separation from service shall be paid no earlier than (i) the first day of the seventh (7th) calendar month commencing after such termination of employment, or (ii) the Employee’s death, consistent with and to the extent necessary to meet the requirements Code Section 409A without the imposition of excise taxes.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule.  Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

c.    The Employee shall be responsible for the payment of all taxes applicable to payments or benefits received from the Employer. It is the intent of the Employer that the provisions of this Agreement and all other plans and programs sponsored by the Employer be interpreted to comply in all respects with Code Section 409A, however, the Employer shall have no liability to the Employee, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Employee or any successor or beneficiary thereof.

30.    Amendments. No change, modification, or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all signatories to this Agreement.

31.    WAIVER OF JURY TRIAL. ALL PARTIES TO THIS AGREEMENT KNOW AND UNDERSTAND THAT THEY HAVE A CONSTITUTIONAL RIGHT TO A JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE OUT OF THIS AGREEMENT WILL INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUES.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

THE PARTIES INTEND THAT THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.

Confidential Property of OSI Restaurant Partners, LLC
David Deno

32.    Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and supersedes all prior memoranda, correspondence, conversations, negotiations and agreements. This Agreement may be executed in several identical counterparts that together shall constitute but one and the same Agreement.

33.    Definitions. “Good Reason” means any of the following: (a) the assignment to Employee of any duties inconsistent in any respect with Employee’s position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as in effect on the date hereof, any diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Employer promptly after receipt of notice thereof given by Employee, (b) a reduction by the Employer in Employee’s base salary or benefits as in on the date hereof, unless a similar reduction is made in salary and benefits of all similarly situated employees, or (c) the Employer requires Employee to be based at or generally work from any location more than fifty miles from the location at which Employee was based or generally worked on the date hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“EMPLOYEE”

/s/ David Deno
Witness		DAVID DENO

Printed name of witness

Witness

Printed name of witness

“EMPLOYER”

Attest:		OSI RESTAURANT PARTNERS, LLC, a Delaware
limited liability company

By:	/s/ Kelly Lefferts	By:	/s/ Joseph J. Kadow
	KELLY LEFFERTS, Assistant Secretary		JOSEPH J. KADOW, Chief Legal Officer